Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	April 28, 2016

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS FIRST QUARTER 2016 RESULTS

First Quarter 2016 Highlights

•	Quarterly gross margin of 27.5% vs. prior year of 25.7%

•	Fully utilized lease fleet reaches 10,556 railcars vs. prior year of 8,381 - up 26%

•	Current liquidity of $408.1 million, including $200.0 million available under revolving credit facility

•	Railcar services business gains momentum with revenue growth of 11% vs. Q4 2015
St. Charles, MO, April 28, 2016 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its first quarter 2016 financial results. Jeff Hollister, President and CEO of ARI, commented, “In response to customer demand, both our hopper and tank railcar manufacturing facilities are producing more specialized railcars from our family of unique product offerings. As a result, our shipments in 2016 will likely be lower than the record levels set in 2015. Even though we are currently at lower production and shipment levels, we continue to efficiently produce high quality railcars while increasing our flexibility and repair capacity. Investments in our railcar services and railcar leasing segments continue to complement our manufacturing business and both segments serve to partially offset the lower volume of new railcar shipments. Our railcar services segment is gaining momentum as it takes advantage of the additional capacity that has resulted from the completion of multiple expansion projects. In addition, our gross margins continue to benefit from the sustained returns from our railcar services business and the successful growth of our lease fleet which continues to be 100% utilized. This momentum combined with our ability to maintain efficient production at our vertically integrated facilities should better enable us to remain competitive in the future.”
First Quarter Summary
Total consolidated revenues for the first quarter of 2016 were $176.2 million, a decrease of 33% when compared to $263.8 million for the comparable period in 2015. This decrease was primarily driven by lower manufacturing revenues, partially offset by increased revenues in the railcar leasing and railcar services segments.
Manufacturing revenues were $123.8 million for the first quarter of 2016, a decrease of 44% compared to the same period in 2015. This decrease was primarily driven by fewer railcar shipments for direct sale and an overall decrease in average selling prices with a higher mix of hopper railcars sold, which generally have lower average selling prices than tank railcars due to less material and labor content. Tank railcar shipments for direct sale have decreased as that market continues to soften. Also impacting both hopper and tank railcar shipments for direct sale is a shift in production to a larger mix of specialty railcars. During the first quarter of 2016, ARI shipped 1,130 direct sale railcars and 200 railcars built for the Company's lease fleet compared to 2,017 direct sale railcars and 651 railcars built for the lease fleet during the same period in 2015. Railcars built for the lease fleet represented 15% of ARI’s railcar shipments during the first quarter of 2016 compared to 24% for the same period in 2015. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues for the first quarter of 2016 exclude $23.6 million of estimated revenues related to railcars built for the Company's lease fleet compared to $83.7 million for the same period in 2015. Estimated revenues related to railcars built for the Company's lease fleet decreased primarily due to lower quantities of both tank and hopper railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather lease revenues are recognized in accordance with the terms of the contract over the life of the lease.

Railcar leasing revenues were $32.8 million for the first quarter of 2016, an increase of 33% over the $24.6 million for the comparable period in 2015. The primary reason for the increase in revenue was an increase in the number of railcars on lease. ARI had 10,556 railcars in its lease fleet as of March 31, 2016 compared to 8,381 railcars as of March 31, 2015.
Railcar services revenues were $19.6 million for the first quarter of 2016, an increase of 13% over the $17.4 million for the same period in 2015. The primary reasons for the increase in revenue were an increase in demand, a favorable change in the mix of work at our repair facilities and the additional capacity resulting from expansion projects that became operational during the second half of 2015.
Consolidated earnings from operations were $40.7 million for the first quarter of 2016, a decrease of 32% compared to the $60.0 million for the same period in 2015. The decrease in consolidated earnings from operations was primarily driven by decreased earnings in the manufacturing segment.
Consolidated operating margins increased to 23.1% for the first quarter of 2016 compared to 22.8% for the same period in 2015. This increase was primarily driven by an increase in the railcar leasing segment's contribution to earnings with the continued growth of the Company's lease fleet, partially offset by lower margins in the manufacturing segment.
Manufacturing earnings from operations were $19.3 million for the first quarter of 2016 compared to $44.8 million for the same period in 2015. This decrease was due primarily to fewer direct sale shipments, as discussed above, and more competitive pricing on both hopper and tank railcars, partially offset by stronger efficiencies and cost reduction initiatives. Estimated profit on railcars built for the Company’s lease fleet was $3.4 million and $25.6 million for the first quarter of 2016 and 2015, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $22.7 million for the first quarter of 2016 compared to $16.7 million for the same period in 2015. This increase was due to the growth in the number of railcars in the Company's lease fleet.
Railcar services earnings from operations were $3.2 million for the first quarter of 2016 compared to $2.8 million for the same period in 2015. This increase was primarily due to the increase in revenues driven by increased demand, a favorable change in the mix of work and the additional capacity from our expansion projects, as discussed above.
Selling, general and administrative expenses were $8.0 million for the first quarter of 2016 compared to $7.7 million for the same period in 2015. This $0.3 million increase was driven by higher depreciation related to the Company's new enterprise resource planning system and increased legal costs, partially offset by lower share-based compensation expense.
EBITDA, adjusted to exclude share-based compensation expense (Adjusted EBITDA), was $54.5 million for the first quarter of 2016 compared to $72.0 million for the comparable quarter of 2015. The decrease resulted primarily from decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Net earnings for the first quarter of 2016 were $22.8 million, or $1.16 per share compared to $35.0 million, or $1.64 per share, in the same period in 2015. This decrease was driven primarily by decreased consolidated earnings from operations combined with an increase in interest expense due to a higher average debt balance, partially offset by the loss on debt extinguishment in the first quarter of 2015.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations in the first quarter of 2016 of $57.9 million. As of March 31, 2016, ARI had working capital of $267.9 million, including $208.1 million of cash and cash equivalents.
The Company paid dividends totaling $7.8 million during the first quarter of 2016. At the board meeting in April, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of June 17, 2016 that will be paid on June 30, 2016.
During the first quarter of 2016, the Company repurchased 283,320 shares of common stock at a cost of $10.9 million under its stock repurchase program. Board authorization for approximately $181.7 million remains available for further share repurchases.
Backlog
ARI's backlog as of March 31, 2016 was 5,958 railcars with an estimated value of $569.1 million. Of the total backlog, 1,359 railcars, or 23%, were subject to lease with an estimated market value of $132.3 million.

Conference Call and Webcast
ARI will host a webcast and conference call on Friday, April 29, 2016 at 10:00 am (Eastern Time) to discuss the Company’s first quarter 2016 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is one of the leading North American designers and manufacturers of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: our projects to expand our manufacturing flexibility and repair capacity, industry, product and market trends, potential impact of regulatory developments, anticipated customer demand for the Company’s products and services and the Company's ability to adapt to evolving demand, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, operating margins or manufacturing efficiencies, anticipated benefits from expansion and diversification of our businesses, plans regarding the growth of the Company’s leasing business and the mix of railcars, customers and commodities in our lease fleet, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company's ability to service current debt obligations and future financing plans, the Company's Stock Repurchase Program, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: the Company's prospects in light of the cyclical nature of the railcar industry; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the market price of the Company's stock; the nature of other investment opportunities presented to the Company, cash flows, basing financial or other information on judgments or estimates based on future performance or events; risks relating to the Company's compliance with, and the overall railcar industry's implementation of, United States and Canadian regulations related to the transportation of flammable liquids by rail released on May 1, 2015; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P (IELP), and certain of his affiliates; the sufficiency of our liquidity and capital resources, including long-term capital needs to further support the growth of our lease fleet; the impact of repurchases pursuant to ARI's Stock Repurchase Program on ARI's current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Carl Icahn; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company's current joint ventures and anticipated capital needs of, and production at the Company's joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions, strategic opportunities or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in the relevant financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$208,081	$298,064
Restricted cash	16,776	16,917
Accounts receivable, net	28,392	29,018
Accounts receivable, due from related parties	7,357	9,401
Income taxes receivable	1,812	3,058
Inventories, net	75,624	96,965
Prepaid expenses and other current assets	5,857	4,058
Total current assets	343,899	457,481
Property, plant and equipment, net	175,784	176,311
Railcars on leases, net	861,488	848,717
Goodwill	7,169	7,169
Investments in and loans to joint ventures	27,386	27,397
Other assets	7,790	7,999
Total assets	$1,423,516	$1,525,074
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,308	$36,080
Accounts payable, due to related parties	2,477	4,477
Accrued expenses and taxes	10,891	6,344
Accrued compensation	10,598	11,459
Short-term debt, including current portion of long-term debt	25,691	125,784
Total current liabilities	75,965	184,144
Long-term debt, net of unamortized debt issuance costs of $5,026 and $5,081 as of March 31, 2016 and December 31, 2015, respectively	564,502	570,756
Deferred tax liability	231,058	222,338
Pension and post-retirement liabilities	8,469	8,484
Other liabilities	2,290	3,055
Total liabilities	882,284	988,777
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized; 19,561,211 and 19,844,531 shares outstanding as of March 31, 2016 and December 31, 2015, respectively	213	213
Additional paid-in capital	239,609	239,609
Treasury Stock	(68,296)	(57,423)
Retained earnings	376,120	361,153
Accumulated other comprehensive loss	(6,414)	(7,255)
Total stockholders’ equity	541,232	536,297
Total liabilities and stockholders’ equity	$1,423,516	$1,525,074

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Manufacturing (including revenues from affiliates of $553 and $121,196 for the three months ended March 31, 2016 and 2015, respectively)	$123,792	$221,811
Railcar leasing	32,768	24,585
Railcar services (including revenues from affiliates of $7,994 and $6,380 for the three months ended March 31, 2016 and 2015, respectively)	19,620	17,380
Total revenues	176,180	263,776
Cost of revenues:
Manufacturing	(102,281)	(174,534)
Railcar leasing	(10,175)	(7,701)
Railcar services	(15,237)	(13,845)
Total cost of revenues	(127,693)	(196,080)
Gross profit	48,487	67,696
Selling, general and administrative	(7,957)	(7,681)
Net gains on disposition of leased railcars	167	—
Earnings from operations	40,697	60,015
Interest income (including income from related parties of $457 and $557 for the three months ended March 31, 2016 and 2015, respectively)	478	563
Interest expense	(5,906)	(4,738)
Loss on debt extinguishment	—	(2,126)
Other Income	—	6
Earnings from joint ventures	1,486	1,797
Earnings before income taxes	36,755	55,517
Income tax expense	(13,963)	(20,541)
Net earnings	$22,792	$34,976
Net earnings per common share—basic and diluted	$1.16	$1.64

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended March 31, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$123,792	$23,631	$147,423	$22,686
Railcar leasing	32,768	—	32,768	19,675
Railcar services	19,620	959	20,579	3,508
Corporate	—	—	—	(4,508)
Eliminations	—	(24,590)	(24,590)	(664)
Total Consolidated	$176,180	$—	$176,180	$40,697

	Three Months Ended March 31, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$221,811	$83,731	$305,542	$70,438
Railcar leasing	24,585	—	24,585	14,764
Railcar services	17,380	102	17,482	2,867
Corporate	—	—	—	(4,350)
Eliminations	—	(83,833)	(83,833)	(23,704)
Total Consolidated	$263,776	$—	$263,776	$60,015

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating activities:
Net earnings	$22,792	$34,976
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	12,655	10,061
Amortization of deferred costs	126	152
Loss on disposal of property, plant, equipment and leased railcars	25	—
Earnings from joint ventures	(1,486)	(1,797)
Provision for deferred income taxes	8,640	4,717
Provision for allowance for doubtful accounts receivable	(126)	(16)
Items related to financing activities:
Loss on debt extinguishment	—	2,126
Changes in operating assets and liabilities:
Accounts receivable, net	820	(6,149)
Accounts receivable, due from related parties	2,071	20,391
Income taxes receivable	1,246	22,272
Inventories, net	21,429	(4,730)
Prepaid expenses and other current assets	(1,796)	(897)
Accounts payable	(9,786)	8,804
Accounts payable, due to related parties	(1,999)	511
Accrued expenses and taxes	3,674	(1,077)
Other	(417)	(3,770)
Net cash provided by operating activities	57,868	85,574
Investing activities:
Purchases of property, plant and equipment	(4,367)	(4,972)
Capital expenditures - leased railcars	(20,620)	(48,095)
Proceeds from the sale of property, plant, equipment and leased railcars	640	—
Proceeds from repayments of loans by joint ventures	1,477	1,250
Net cash used in investing activities	(22,870)	(51,817)
Financing activities:
Repayments of long-term debt	(106,402)	(413,275)
Proceeds from long-term debt	—	625,306
Change in interest reserve related to long-term debt	142	(9,794)
Stock repurchases	(10,872)	—
Payment of common stock dividends	(7,825)	(8,541)
Debt issuance costs	(10)	(5,271)
Net cash (used in) provided by financing activities	(124,967)	188,425
Effect of exchange rate changes on cash and cash equivalents	(14)	(235)
(Decrease) Increase in cash and cash equivalents	(89,983)	221,947
Cash and cash equivalents at beginning of period	298,064	88,109
Cash and cash equivalents at end of period	$208,081	$310,056

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended March 31,
	2016	2015
Net earnings	$22,792	$34,976
Income tax expense	13,963	20,541
Interest expense	5,906	4,738
Loss on debt extinguishment	—	2,126
Interest income	(478)	(563)
Depreciation	12,655	10,061
EBITDA	$54,838	$71,879
(Income) Expense related to stock appreciation rights compensation	(311)	107
Adjusted EBITDA	$54,527	$71,986

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation (income) expense related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the (income) expense associated with share-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.